Exhibit 10.9

AMENDED AND RESTATED TRANSITION SERVICES AGREEMENT

This AMENDED AND RESTATED TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of December 21, 2006, is entered into between Applied Digital Solutions, Inc., a Missouri corporation (“ADSX”), and VeriChip Corporation, a Delaware corporation (“VeriChip”; references to VeriChip in this Agreement shall include VeriChip’s direct and indirect subsidiary companies).

Preliminary Statements

A. ADSX and VeriChip are parties to a Transition Services Agreement, dated December 27, 2005 (the “Original Agreement”) providing for ADSX’s provision to VeriChip of transition services.

B. ADSX and VeriChip desire to amend and restate the Original Agreement to reflect the terms and conditions set forth herein, with the terms hereof superseding the terms of the Original Agreement.

C. ADSX and VeriChip desire that this Amended and Restated Transition Services Agreement become effective as of the date of completion of VeriChip’s initial public offering (the “Offering”) of securities (the “Effective Date”), at which time VeriChip will pay to ADSX, out of the net proceeds of the Offering, the amounts due and payable under the terms of the Original Agreement, which VeriChip acknowledges have been added to VeriChip’s indebtedness under the terms of the separate loan agreement between the parties.

Agreement

In consideration of the mutual covenants contained herein, together with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Services and Compensation.

1.1 Transition Services. During the Term (as defined below), ADSX shall provide or cause to be provided to VeriChip certain administrative services that ADSX has provided to VeriChip prior to December 27, 2005 (i.e., the effective date of the Original Agreement) and ADSX shall pay certain expenses, in each case as requested from time to time by VeriChip. These services and payment of expenses include those transition services set forth on Schedule 1-A and those transition expenses set forth on Schedule 1-B. Such “transition services” and the “transition expenses” are referred to collectively in this Agreement as the “Transition Services”). ADSX shall not be obligated to expand the scope of the Transition Services significantly beyond the scope of those services and expenses being provided to VeriChip prior to the Offering (as defined below).

1.2 Additional Services. The parties agree to use commercially reasonable efforts to reach agreement regarding the provision of additional services which VeriChip may request of ADSX beyond those included in the Transition Services set forth on Schedule 1-A or 1-B (the “Additional Services”), and the applicable service fees, payment procedures and other rights and obligations with respect thereto. In the event the parties reach agreement as to the provision of Additional Services, Schedules 1-A and 1-B shall be amended to reflect such Additional Services and the applicable fees relating thereto.

1.3 Compensation for Transition Services and Additional Services.

(a) As compensation for the Transition Services and Additional Services to be provided by ADSX to VeriChip hereunder, the following shall be payable by VeriChip Corporation on a monthly basis:

(i) the amounts specified as “Costs Allocated to VeriChip” on Schedule 1-C, as such schedule may be amended from time to time upon the mutual agreement of the parties,

(ii) the reasonable out-of-pocket direct expenses incurred by ADSX in connection with providing Transition Services and/or Additional Services,

(iii) the costs of the services and expenses incurred by ADSX on behalf of VeriChip in connection with the Offering, and

(iv) charges by third party service providers incurred in connection with the Offering that are attributable to Transition Services provided to or for VeriChip and are not included in (i) or (ii) above.

(b) Charges for the Transition Services and Additional Services shall be invoiced by ADSX, on or about the tenth day of the calendar month next following the calendar month in which the Transition Services or Additional Services have been performed, and such invoice shall be accompanied with reasonable documentation supporting each of the invoiced amounts. Unless VeriChip disagrees as to the amounts (or any amount) invoiced, including, without limitation, whether the Transition Services and/or Additional Services or costs thereof covered by the invoice are properly allocable to VeriChip, such invoice shall be payable by VeriChip within 30 days following receipt thereof. In the event of any such disagreement between ADSX and VeriChip, VeriChip shall pay the amount of the invoice not in dispute and the parties hereto agree to negotiate in good faith to resolve such dispute. ADSX shall maintain accurate and complete books of account in accordance with generally accepted accounting principles and practices necessary to support the amounts set forth on all invoices.

(c) ADSX shall use commercially reasonable efforts to (i) utilize resources and otherwise provide the Transition Services and Additional Services in a cost-effective manner and to otherwise minimize expenses, and (ii) minimize any costs allocated to VeriChip. Without limiting the foregoing, if, upon the request of VeriChip or for any other reason, the volume of any Transition Services or Additional Services is reduced or terminated, ADSX shall use commercially reasonable efforts to reduce the costs associated with providing the remaining Transition Services or Additional Services, to the extent and as soon as reasonably practicable.

(d) VeriChip, its agents and accountants will have the right during normal business hours to inspect ADSX’s books and records pertaining to ADSX’s costs and expenses, and the determinations and allocations relating thereto, with respect to the Transition Services and Additional Services. In connection with the audit of the annual financial statements of VeriChip, ADSX shall permit the accountants retained by VeriChip to audit and verify the amounts paid or payable by VeriChip in respect of the immediately preceding fiscal year as said accountants may deem appropriate. VeriChip shall provide ADSX with reasonable advance notice of such inspection, audit or verification. In the event of any disagreement between VeriChip and ADSX as to the amounts paid or payable in respect of the Transition Services and/or Additional Services following such inspection, audit or verification, the parties hereto agree to negotiate in good faith to resolve such dispute. VeriChip shall bear all out-of-pocket costs and expenses associated with such inspection, audit or verification. This Section 1.3(d) shall survive the termination or expiration of this Agreement.

1.4 Cooperation. VeriChip and ADSX agree to use commercially reasonable efforts to cooperate with and provide the other with any information necessary to facilitate ADSX’s ability to provide the Transition Services and the Additional Services and to obtain any consents or approvals from third parties necessary to facilitate the ability of ADSX to provide the Transaction Services and the Additional Services.

2. Term and Termination.

2.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in effect with respect to any Transition Service or Additional Service until such time as VeriChip shall request ADSX to cease performing such services; provided that ADSX shall not be obligated, except as provided in Section 2.2, to continue to provide the Transition Services or any Additional Services after the second anniversary of the Effective Date unless the parties otherwise agree to do so. Notwithstanding the provisions of this Section 2.1 or Section 1.3(c), in no event may VeriChip request that ADSX reduce or terminate, as applicable (i) insurance oversight services or any insurance coverage with respect to VeriChip other than during the 60-day period prior to the expiration of the applicable insurance policy, or (ii) the amount of office space leased by VeriChip from ADSX, except upon 120 days prior written notice.

2.2 Termination. Except as provided in Section 2.1, this Agreement may not be terminated by either party for any reason other than upon thirty days’ prior written notice to the other party of a material default in the delivery of Transition Services or Additional Services by ADSX or in payment therefor by VeriChip. Unless otherwise extended by agreement of the parties in writing, this Agreement shall terminate on the second anniversary of the Effective Date, except for any Transition Services or Additional Services not then completed, as to which this Agreement shall expire upon completion of those Transition Services or Additional Services, but in no event more than thirty days after the second anniversary of the Effective Date.

2.3 Transition. Upon the expiration or termination of this Agreement or upon VeriChip’s request, ADSX shall provide all other services necessary for an orderly transition of the Transition Services and Additional Services, in whole or in part, to another provider and/or to VeriChip itself, including, without limitation, the transfer of all employee records, financial or tax records and other data in the possession, custody or control of ADSX; provided, however, that VeriChip agrees that ADSX shall retain copies of all records and other data transferred to VeriChip under this provision, including, without limitation, workpapers and other documents that form the basis of the ADSX audit or review of its financial statements, and memoranda, correspondence, communications, other documents, and records (including electronic records), which are created, sent or received in connection with the audit or review, or as otherwise required by federal securities statutes and regulations, ADSX corporate document retention policies and other applicable law. The provisions of this Section 2.3 shall survive the expiration or termination of this Agreement.

3. Cooperation of the Parties.

3.1 Access to Personnel and Records. ADSX and VeriChip shall cooperate with each other in providing reasonable access to personnel and records needed to perform or document the Transition Services and the Additional Services and their cost.

3.2 Further Assurances. ADSX and VeriChip shall take all other actions reasonably necessary for the Transition Services and Additional Services to be performed on a timely basis and in a manner consistent with past standards and practice unless otherwise specifically agreed in writing.

3.3 Information Technology Security and other IT Related Matters.

(a) Neither ADSX nor VeriChip shall, nor shall ADSX nor VeriChip permit its affiliates or its and their applicable vendors to, access or use the information systems of any other party made available under in connection with this Agreement, except as expressly permitted and required for receipt or provision of the Transition Services or Additional Services, as applicable, and as contemplated to otherwise perform its obligations or exercise its rights under this Agreement.

(b) No one shall tamper with, compromise or attempt to circumvent, any physical or electronic security or audit measures employed by any other party (or its affiliates and their respective third party vendors). ADSX and VeriChip shall not, without the express written consent of the other party or as otherwise provided in this Agreement, and without complying with such party’s security policies and procedures, access any computer system of such other party or remove from such party’s premises any of such party’s confidential information or any other property of party, its affiliates, employees, franchisees, members, or customers.

(c) ADSX and VeriChip shall comply with (i) any and all applicable privacy and information security laws, regulations, statutes, and guidelines, and (ii) the policies, standards, and guidelines for privacy, information protection, and information and system security in effect as of the Effective Date, as such may be modified by mutual agreement to address security exposures and risks that may be discovered, such agreement not to be unreasonably withheld or delayed. Each party shall maintain security controls over resources it provides hereunder or personnel who may access the other party’s (or such other party’s affiliates’) electronic mail, Web site, systems, or confidential information, which controls shall protect the confidentiality, privacy, integrity and availability of information.

(d) Neither ADSX nor VeriChip shall knowingly or willfully introduce into any computer systems, databases, or software of the other party or its affiliates, or of any third party to which access is provided, any viruses or any other contaminants (including, but not limited to, codes, commands, instructions, devices, techniques, bugs, web bugs, or design flaws) that may be used to access, alter, delete, threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, inhibit, or shut down the other party’s or its affiliates’ or applicable third parties’ computer systems, databases, software, or other information or property. To the extent that ADSX will (i) perform services or tasks via any electronic means (including, but not limited to, electronic mail, Web site, and/or the Internet), and/or (ii) provide or cause to be provided to another party or its affiliates access to its electronic mail systems, Web sites, computer systems, and/or other Internet systems, ADSX shall implement or cause to be implemented industry-standard security to protect the VeriChip’s and any applicable third parties’ computer systems, network devices and/or the data processed thereon against the risk of penetration by, or exposure to, a third party. Unless otherwise agreed to, any hardware or software accessed by any party or provided to a party in connection with the Transition Services or Additional Services shall remain the original party’s property (as the case may be) and must be surrendered upon the original party’s request and/or when this Agreement terminates.

4. Standard of Care; Taxes, Limitations on Liability; Intellectual Property

4.1 Standard of Care. In the performance of the Transition Services and Additional Services, ADSX shall provide the Transition Services and Additional Services promptly and in a professional manner, and shall exercise the degree of care normally exercised by it in connection with its own affairs, but in no event less than the standard of care exercised by it in delivering services to VeriChip prior to the Effective Date. Except in cases of gross negligence or willful misconduct, ADSX shall have no liability to VeriChip with regard to the breach of any duty or obligation to VeriChip herein set forth.

4.2 Taxes. VeriChip shall pay or cause to be paid all sales, service, valued added, use, excise, occupation, and other similar taxes and duties (together in each case with all interest, penalties, fines and additions thereto) that are assessed against it in connection the provision of the Transition Services and Additional Services pursuant to Agreement.

4.3 Limitation on Damages. In no event shall ADSX be liable to VeriChip for any special, indirect, incidental, consequential, punitive or similar damages, including but not limited to lost profits, loss of data or business interruption losses. This limitation shall apply even if ADSX has been notified of the possibility or likelihood of such damages occurring and regardless of the form of action, whether in contract, negligence, strict liability, tort, products liability or otherwise.

4.4 Intellectual Property and Data.

(a) Unless otherwise expressly agreed to by the parties, any and all intellectual property and data that are created, generated or collected by ADSX specifically for VeriChip in the course of rendering the Transition Services or Additional Services, but excluding any of the foregoing either created by ADSX in the ordinary course of maintaining its information technology infrastructure to provide services to VeriChip or generated in providing the Transition Services or Additional Services that relate to the operation of ADSX’s information technology infrastructure (collectively, “Work Product”), shall be owned exclusively by VeriChip, and ADSX expressly disclaims any and all right, title, or interest in and to such Work Product. In addition, in the event and to the extent that any Work Product contains any pre-existing ADSX technology or other non-Work Product intellectual property and data, then ADSX (or its licensors or subcontractors, if applicable) shall be deemed to have granted to VeriChip a nonexclusive, perpetual and royalty-free license to use such pre-existing ADSX technology or other non-Work Product intellectual property and data (subject to any restrictions set forth elsewhere in this Agreement) only in connection with VeriChip’s use of such Work Product.

(b) Subject to the terms and conditions of this Agreement and any applicable third party agreements under which VeriChip obtains rights to intellectual property and data, VeriChip grants ADSX, a limited, non-exclusive, royalty-free license to copy, display, perform, transmit, create derivative works from and otherwise modify, make, use and otherwise exploit, during the Term, such intellectual property and data that is provided or otherwise made available by VeriChip to ADSX for performance of ADSX’s obligations under this Agreement. The foregoing license grant is limited to use or other exploitation solely as reasonably necessary in connection with the performance of Transition Services and Additional Services.

(c) Subject to the terms and conditions of this Agreement and any applicable third party agreements pursuant to which ADSX obtains rights to intellectual property and data, ADSX grants to VeriChip a limited, non-exclusive, royalty-free license to copy, display, perform, transmit, create derivative works from and otherwise modify, make, use and otherwise exploit, during the Term, such intellectual property and data that is provided or otherwise made available by ADSX to VeriChip for receipt and use of the Transition Services or Additional Services or for performance by VeriChip under this Agreement. The foregoing license grant is limited to use or other exploitation solely as reasonably necessary in connection with the receipt and use of the Transition Services and Additional Services.

(d) Except for the ownership of Work Product and the licenses granted herein, each party will retain all right, title and interest in and to its technology, other intellectual property and data used in connection with the Transition Services and Additional Services, including ownership of any technology, other intellectual property and data created by such party or its affiliates in providing or using, as applicable, the Transition Services or Additional Services. Each party and its affiliates may independently create or acquire any technology, other intellectual property or data that is deemed by this Agreement to be owned by the other party and its affiliates hereunder; provided, that such independent creation or acquisition does not include or use the technology, other intellectual property or data of the other party and its affiliates, and such independent creation or acquisition does not breach any other obligations under this Agreement, including, without limitation, the obligations of confidentiality.

(e) To the extent that any right, title or interest in or to any intellectual property or data vests in a party or an affiliate thereof, by operation of law or otherwise, in a manner contrary to the agreed upon ownership as set forth in this Agreement, such party shall or cause its affiliates to, and hereby does, perpetually and irrevocably assign to the appropriate party designated by the owner thereof under this Section 4.4 any and all such right, title and interest throughout the world in and to such intellectual property and data, free and clear of all liens and encumbrances.

(f) Notwithstanding anything to the contrary in this Section 4.4, nothing in this Agreement shall preclude ADSX from using any general information, ideas, concepts, know-how, techniques, programming routines and subroutines, methodologies, processes, skills, or expertise (collectively, “Residual Information”) which ADSX employees or contractors retain in their unaided memory and derive from the provision of the Transition Services or Additional Services, and which are no more than skillful variations of general processes known to the computer data processing and/or information technology industries (and, as such, are neither proprietary, confidential, nor trade secret information); provided, however, that ADSX does not breach its other obligations under this Agreement including, without limitation, the obligations of confidentiality.

(g) ADSX will promptly provide to VeriChip (and shall not withhold for any reason) copies of Work Product and data owned by VeriChip or to which it has a perpetual license in accordance with this Section 4.4. Such data shall be delivered in a mutually agreed to format (but in no event other than a generally available commercial format if the parties are unable to agree on format). VeriChip shall be responsible for the incremental actual costs of such deliveries, to the extent such costs are not already included in the cost for Transition Services or Additional Services.

(h) Except as set forth in the preceding subsections of this Section 4.4, ADSX and VeriChip retain all right, title and interest in and to their respective technology, other intellectual property and data, and no other license or other right, express or implied, is granted to any other third party or its affiliates under this Agreement with respect to either party’s or its affiliates’ technology, other intellectual property or data.

5. Miscellaneous.

5.1 Entire Agreement . This Agreement constitutes the entire agreement of the parties hereto and supersedes all prior and contemporaneous agreements and understandings (including term sheets), both written and oral, between the parties hereto, or either of them, with respect to the subject matter hereof.

5.2 Certain Audit Rights.

(a) ADSX and VeriChip acknowledge and agree that VeriChip may require ADSX perform an audit or such other review, with respect to the Transition Services or Additional

Services that is sufficient to allow VeriChip to demonstrate compliance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“Section 404”), if required. VeriChip shall provide ADSX with reasonable advance notice of such Section 404 audit (if required). ADSX and VeriChip shall then promptly meet to discuss the scope of review required. VeriChip shall have final decision-making authority regarding the scope of review (if required), provided that VeriChip and ADSX will cooperate and act reasonably to minimize disruption to, and effort by, ADSX, as well as to minimize the costs and expenses of such Section 404 audit; and (ii) the parties shall cooperate to consolidate, to the extent applicable, Section 404 audits whenever reasonably practicable.

(b) VeriChip shall bear all out-of-pocket costs and expenses associated with such Section 404 audit. If the Section 404 audit reveals non-compliance with any applicable law, rule, regulation or requirement of the Section 404 audit, ADSX shall promptly remedy such non-compliance. ADSX and VeriChip shall bear all out-of-pocket costs and expenses associated with such remediation equally.

(c ) This Section 5.2 shall survive the expiration or termination of this Agreement for purposes of allowing VeriChip to comply with its obligations under Section 404 with respect to the year in which this Agreement expires or is terminated.

5.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida. NO ACTION, SUIT OR PROCEEDING MAY BE BROUGHT OR MAINTAINED CONCERNING MATTERS COVERED BY THIS AGREEMENT EXCEPT IN A COURT OF THE STATE OF FLORIDA OR COURTS OF THE UNITED STATES OF AMERICA SITTING IN THE COUNTY OF PALM BEACH, STATE OF FLORIDA. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES TO BE SUBJECT TO, AND HEREBY CONSENTS AND SUBMITS TO, THE JURISDICTION OF THE COURTS OF THE STATE OF FLORIDA AND OF THE FEDERAL COURTS SITTING IN THE COUNTY OF PALM BEACH, STATE OF FLORIDA.

5.4 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by each of ADSX and VeriChip.

5.5 Assignment; Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by ADSX or VeriChip (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by ADSX and VeriChip and their respective successors and permitted assigns.

5.6 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than VeriChip, its subsidiaries, ADSX and their respective successors or permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement and no person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

5.7 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on ADSX and VeriChip, notwithstanding that not all parties are signatories to the same counterpart.

5.8 Confidentiality. ADSX and VeriChip shall preserve in strict confidence any confidential information obtained from the other party and identified as such by such other party, and shall refrain from: (i) disclosing any such information without the prior written consent of the other party, except as otherwise required by law, including without limitation, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, the Internal Revenue Code of 1986, as amended, and the Canadian Income Tax Act, or (ii) using such information other than in the performance of Transition Services and Additional Services under this Agreement, unless such information (a) is in the public domain through no fault of such party, (b) is or hereafter becomes known to the public through no fault of the receiving party or (c) is provided to the receiving party by a third party having no confidential obligation to the other party to this Agreement with regard to such information.

5.9 Independent Contractor. The relationship of the parties to each other under this Agreement shall be that of independent contractor.

5.10 Personnel. Both parties hereto agree that they shall take appropriate action by instruction of or agreement with their respective personnel to ensure that all personnel performing or otherwise involved with Transition Services and Additional Services under this Agreement shall be bound by and comply with all of the terms and conditions of this Agreement, including, but not limited to, the terms and conditions of Section 5.7 hereof.

5.11. Negotiation and Mediation. Any disputes arising under this Agreement shall be resolved by negotiation between the Chief Financial Officers ADSX and VeriChip. In the event that they cannot agree, then the Chief Executive Officers shall negotiate in good faith to resolve the dispute. In the event of any such dispute, VeriChip shall continue to pay for the Transition Services and Additional Services in accordance with this Agreement, and the Service Provider shall continue to provide the Transition Services and Additional Services in accordance with the terms and conditions of this Agreement, pending resolution of such dispute. The obligations of the parties pursuant to this Section 5.11 shall survive any termination of this Agreement

5.12 Notices. All notices, requests, consents and other communications hereunder must be in writing and will be deemed to have been duly given: (i) when received if personally delivered or sent by facsimile, (ii) one business day after being sent by nationally recognized overnight delivery service, or (iii) five business days after being sent by nationally registered or certified mail, return receipt requested, postage prepaid, and in each case addressed as follows (any party by written notice to the other party in the manner prescribed by this Section 5.10 may change the address or the persons to whom notices thereof shall be directed):

To ADSX at:	Applied Digital Solutions, Inc.
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
Attention: Michael E. Krawitz, Esq.
Fax Number: 561-805-8001

with a copy to:	Holland & Knight LLP
701 Brickell Avenue
Suite 3000
Miami, Florida 33131
Attention: Harvey A. Goldman, Esq.
Fax Number: 305-789-7799

To VeriChip at:	VeriChip Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
Attention: William Caragol
Fax Number: 561-805-8001

with a copy to:	Steptoe & Johnson LLP
1330 Connecticut Avenue, N.W.
Washington, D.C. 20036
Attention: Donald H. Meiers, Esq.
Fax Number: 202-261-0575

IN WITNESS WHEREOF, the parties hereto have duly caused the execution of this Agreement by their duly authorized representative or officer, as of the day and year first above written.

APPLIED DIGITAL SOLUTIONS, INC.

By:	/s/ Evan McKeown
Name:	Evan McKeown
Title:	Chief Financial Officer

VERICHIP CORPORATION

By:	/s/ William Caragol
Name:	William Caragol
Title:	Chief Financial Officer

Schedule 1-A

Transition Services

1.	Payroll services (including payment for a portion of ADSX payroll administrator’s salary and benefits – estimated 50% of Payroll Administrator’s total time related to VeriChip matters)

2.	Legal services (including payment for a portion of a general counsel’s salary and benefits and a portion of a paralegal’s salary and benefits - estimated at 10% of general counsel’s total time and 30% of paralegal’s total time related to VeriChip matters)

3.	Finance services (including payment for a portion of ADSX Finance Staff salary and benefits (based on 6 staff members)—estimated 20% of finance staff’s total time related to VeriChip matters)

4.	Accounting Services (including payment for a portion of ADSX accounting fees – estimated 15% of total ADSX accounting fees related to VeriChip matters)

5.	IT Services – frame relay

6.	Banking oversight and controls

7.	Cash management system

8.	Insurance oversight

9.	Administration of stock option plans and warrants

10.	Compliance services for Section 404 of Sarbanes-Oxley Act of 2002

11.	Press releases and investor relations

12.	Tax matters

13.	Offering services including, without limitation, Form S-1 Registration

14.	Leasing of office space

Schedule 1-B

Transition Expenses

1.	IT expenses

2.	Telephone expenses

3.	Office supply and building and office expense

4.	Postage, freight and delivery expenses

5.	Rent expense

6.	Insurance policy expense (excluding products liability)

7.	Tax return preparation

8.	Federal and state securities laws registration and reporting expenses

Schedule 1-C

Estimated Monthly Costs Allocated to VeriChip

1.	Payroll	$ 6,500

2.	Legal	$ 3,465

3.	Finance	$11,982

4.	Accounting	$ 9,250

5.	IT	$ 5,426

6.	Telephone (included in IT)	$ —

7.	Office supply and building and office expense	$ 2,360

8.	Postal, freight and delivery	$ 142

9.	Rent expense	$ 9,850

10.	Banking oversight and controls	(Included in Finance cost	)

11.	Cash management system	As charged

12.	Insurance policies (excluding products liability)	$16,808

13.	Insurance oversight (included with insurance policies)	$ —

14.	Administration of stock option plans and warrants	(Included in Payroll cost	)

15.	Compliance Services for Section 404	(Included in Finance cost	)

16.	Press Releases and Investor Relations	$ 6,000

Estimated Monthly Charges:		$71,783